Michigan Department of Consumer and Industry Services

Filing Endorsement

This is to Certify that the ARTICLES OF INCORPORATION - PROFIT

for

DE NOVO HOLDINGS, INC.

ID NUMBER: 42127D

received by facsimile transmission on October 22, 2004 is hereby endorsed filed on October 27, 2004 by the Administrator. The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 27th day of October, 2004.

Andrew L. Metcalf Jr., *Director*

Bureau of Commercial Services

Sent by Facsimile Transmission 04301

BCS/CD-500 (Rev. 09/01)

MICHIGAN DEPARTMENT OF CONSUMER & INDUSTRY SERVICES
BUREAU OF COMMERCIAL SERVICES

Date Received	(FOR BUREAU USE ONLY)
	This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name		
Address		
City	State	ZIP Code

Effective Date:

Document will be returned to the name and address you enter above. If left blank document will be mailed to the registered office.

ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Artic[les]:

ARTICLE I

The name of the corporation is:

DE NOVO HOLDINGS, INC.

ARTICLE II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized shares:

1. Common Shares 60,000 SHARES; $0.01 PAR VALUE PER SHARE

   Preferred Shares ______

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

ARTICLE IV

1. The address of the registered office is:

   2995 Saddlewood Road (Street Address) West Bloomfield (City), Michigan 48324 (ZIP Code)

2. The mailing address of the registered office, if different than above:

   ______ (Street Address or P.O. Box) ______ (City), Michigan ______ (ZIP Code)

3. The name of the resident agent at the registered office is: Satish B. Jasti

BCS/CD-500 (Rev. 08/01)

ARTICLE V

The name(s) and address(es) of the incorporator(s) is(are) as follows:

Name	Residence or Business Address
Satish B. Jasti	2995 Saddlewood Road
	West Bloomfield, Michigan 48324

ARTICLE VI (Optional, Delete if not applicable)

When a compromise or arrangement or a plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this corporation or of a creditor or shareholder thereof, or an application of a receiver appointed for the corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VII (Optional, Delete if not applicable)

Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. A written consent shall bear the date of signature of the shareholder who signs the consent. Written consents are not effective to take corporate action unless within 60 days after the record date for determining shareholders entitled to express consent or to dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented to the action in writing. An electronic transmission consenting to an action must comply with Section 407(3).

BCS/CD-600 (Rev. 08/01)

The space below for additional Articles or for continuation of previous Articles. Please identify any Article being continued or added. Attach additional pages if needed.

I, (We), the incorporator(s) sign my (our) name(s) this 22nd day of October, 2004

Peter G. Weinstock